Exhibit 21.1

Subsidiaries of Registrant

The following companies are subsidiaries of Thunder Mountain Gold, Inc. as of December 31, 2025.  Unless otherwise noted, a subsidiary (50% or greater ownership) are owned 100%.

1. Idaho, Inc., an Idaho corporation;

2. LLC, an Idaho limited liability company; and

3. , LLC, an Idaho limited liability company (50%).